Exhibit 2.2
CONFIDENTIAL
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
NUANCE COMMUNICATIONS, INC.
ELLIPSE ACQUISITION CORPORATION
EQUITRAC CORPORATION
U.S. BANK NATIONAL ASSOCIATION, as Indemnification Escrow Agent
AND
CORNERSTONE IV, LLC, as Stockholder Representative
Dated as of May 10, 2011

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TABLE OF CONTENTS
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TABLE OF CONTENTS
(continued)

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Voting Agreement

Exhibit B	Form of Stock Purchase Agreement

Exhibit C	Form of Employee Proprietary Information, Inventions and Non-Competition Agreement

Exhibit D	Form of Articles of Merger

Exhibit E	Form of Company’s Standard Proprietary Information Agreement

Exhibit F	Form of Legal Opinion of Counsel of the Company

Exhibit G	Description of Indemnification Escrow Agent’s Money Market Account

Exhibit H	Customer Identification Program

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     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of May 10, 2011 by and among Nuance Communications, Inc., a Delaware corporation (“Parent”), Ellipse Acquisition Corporation, a Florida corporation and a wholly owned subsidiary of Parent (“Sub”), Equitrac Corporation, a Florida corporation (the “Company”), U.S. Bank National Association, to act as escrow agent hereunder, and as a party to this Agreement solely with respect to Article VII and Section 9.1 herein (the “Indemnification Escrow Agent”), and Cornerstone IV, LLC, a Delaware limited partnership, which will serve as the representative of the Company’s stockholders, optionholders and warrantholders, and is referred to herein, in such capacity, from time to time as the “Stockholder Representative.”
RECITALS
     A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.
     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     C. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     D. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, all officers and directors of the Company, and certain stockholders of the Company are entering into Voting Agreements, in substantially the form attached hereto as Exhibit A (the “Voting Agreements”), with Parent, pursuant to which such stockholders have irrevocably agreed (i) to vote in favor of the Merger and the transactions contemplated thereby, and (ii) to other matters set forth therein.
     E. Concurrent with the execution and delivery of this Agreement, as a material inducement to the Company to enter into this Agreement, Parent is entering into a Common Stock Purchase Agreement, in substantially the form attached hereto as Exhibit B (the “Stock Purchase Agreement”), with the Company, pursuant to which Parent will purchase 1,977,339 shares of Company Common Stock for $5.0573 per share, or an aggregate purchase price of $9,999,996.53.
     F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, certain individuals are entering into Employee Proprietary Information, Inventions and Non-Competition Agreements, each in substantially the form attached hereto as Exhibit C (the “Employee Proprietary Information,

Inventions and Non-Competition Agreements”), with Parent or the Surviving Corporation, as determined by Parent.
     F. NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Florida Business Corporation Act, as amended (the “FBCA”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation is hereinafter referred to as the “Surviving Corporation.”
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place on the earlier of (i) the ninetieth (90th) day after the date of this Agreement or (ii) the day after the date that the Required Financials (as defined herein) are delivered by the Company to Parent (or such condition is waived by Parent), conditioned upon the satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street N.W., Fifth Floor, Washington, D.C. 20006, unless another time or place is mutually agreed upon in writing by Parent and the Company; provided, however, that if such day is not a Business Day then the closing shall occur on the immediately following Business Day. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger in substantially the form attached hereto as Exhibit D, with the Department of State of the State of Florida (the “Articles of Merger”), in accordance with the applicable provisions of the FBCA (the date and time the Merger becomes effective in accordance with the provisions of the FBCA shall be referred to herein as the “Effective Time”).
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all restrictions, disabilities and duties of the Company and Sub shall become the restrictions, disabilities and duties of the Surviving Corporation.

     1.4 Formation Documents.
          (a) Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the FBCA and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Equitrac Corporation”
          (b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the FBCA and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.
     1.5 Management.
          (a) Directors of Company. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the FBCA and the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.
          (b) Officers of Company. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Accounts Payable” means accounts payable, notes payable and other payables generated in connection with the business of the Company and the Company Subsidiaries.
               (ii) “Accounts Receivable” means accounts receivable, notes receivable and other receivables generated in connection with the business of the Company and the Company Subsidiaries.
               (iii) “Aggregate Option Exercise Amount” shall mean an amount equal to the aggregate exercise price of all Company Options outstanding as of the Effective Time.
               (iv) “Aggregate Warrant Exercise Amount” shall mean an amount equal to the aggregate exercise price of all Company Warrants outstanding as of the Effective Time.

               (v) “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations and the Bribery Act 2010, as the same may be amended, and any subsidiary legislation and regulation thereunder, or any other applicable United Kingdom anti-corruption or anti-bribery legislation or regulation.
               (vi) “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.
               (vii) “Common Consideration” means the Merger Consideration, minus the Series A Aggregate Liquidation Preference, minus the Series B Aggregate Liquidation Preference, minus the Indemnification Escrow Amount, minus the Stockholder Representative Escrow Amount, minus the Mezzanine Loan Payoff Amount, minus the Senior Loan Payoff Amount.
               (viii) “Common Consideration Per Share” shall mean (1) the quotient obtained by dividing (a) the Common Consideration, plus the Aggregate Option Exercise Amount, plus the Aggregate Warrant Exercise Amount, by (b) the Company Common Stock Deemed Outstanding, plus (2) the right to receive such Stockholder’s Pro Rata Portion of the remaining balance of the Indemnification Escrow Fund, if any, pursuant to Section 1.6(h)(i) hereof and such Stockholder’s Pro Rata Portion of the remaining balance of the Stockholders Representative Escrow Fund, if any, pursuant to Section 1.6(h)(ii) hereof.
               (ix) “Common Stockholder” shall mean any holder of any Company Common Stock that is issued and outstanding immediately prior to the Effective Time.
               (x) “Company Capital Stock” shall mean shares of Company Common Stock and Company Preferred Stock.
               (xi) “Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.
               (xii) “Company Common Stock Deemed Outstanding” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding shares of Company Common Stock owned by Parent), plus the number of shares of Company Common Stock underlying the Company Options and Company Warrants.
               (xiii) “Company Cash” shall mean (1) $4,950,000 if the Closing occurs on or before July 9, 2011, or (2) $6,200,000 if the Closing occurs after July 9, 2011.

               (xiv) “Company Debt” shall mean any Indebtedness of the Company or any Company Subsidiaries, other than the Mezzanine Loan Payoff Amount, the Senior Loan Payoff Amount and the Indebtedness set forth on Schedule 1.6(a)(xiv).
               (xv) “Company Material Adverse Effect” shall mean any change, event or effect that (a) is or is reasonably likely to be materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Company and the Company Subsidiaries, taken as a whole or (b) materially impairs or delays the ability of the Company to perform the Company’s obligations under this Agreement or to consummate the transactions contemplated hereby, which, in each case, cannot be cured favorably or resolved prior to the Closing Date; provided, however, that the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been a “Company Material Adverse Effect”: (A) any changes in conditions in the U.S. or global economy generally or the U.S. or global capital, credit or financial markets generally, including changes in commercial bank loan interest risks or currency exchange rates; (B) any changes generally affecting the industry in which the Company and the Company Subsidiaries participate or the markets in which they operate; (C) any changes relating to or required by GAAP; (D) any changes in, or required by, applicable Laws or other binding directives issued by any Governmental Entity or the interpretation thereof; (E) any effect resulting from the execution, announcement or performance of this Agreement and the other transactions contemplated by this Agreement; (F) any adverse change, event or effect arising or resulting from any action taken by Parent, Sub or their representatives or due to the Company’s compliance with Article IV or V, provided that, with respect to any action set forth in Section 4.1, the Company has informed Parent that compliance could reasonably result in a Company Material Adverse Effect; or any action taken by the Company on or after the date of this Agreement at the written request or with the written consent of Parent or any of its representatives; and (G) any effect of earthquakes, hurricanes, floods or other natural disasters, acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the threat thereof.
               (xvi) “Company Options” shall mean all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person, each of which is listed on Section 2.2(b) of the Disclosure Schedule, that are issued and outstanding immediately prior to the Effective Time.
               (xvii) “Company Preferred Options” shall mean all issued and outstanding options or other rights (including commitments to grant options or other rights) to purchase or otherwise acquire Company Preferred Stock (whether or not vested) held by any Person, each of which is listed on Section 2.2(b) of the Disclosure Schedule.
               (xviii) “Company Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock, taken together.
               (xix) “Company Restricted Stock” shall mean shares of Company Common Stock that are subject to vesting.

               (xx) “Company Subsidiary” shall have the meaning ascribed to such term in Section 2.1 hereof.
               (xxi) “Company Vested Options” shall mean all Company Options that are vested (and have not been exercised) immediately prior to the Effective Time.
               (xxii) “Company Warrants” shall mean all issued and outstanding warrants or other rights (including commitments to grant warrants or other rights, but excluding Company Options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person, each of which is listed on Section 2.2(b) of the Disclosure Schedule.
               (xxiii) “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.
               (xxiv) “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including without limitation Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.
               (xxv) “Escrow Participants” shall mean all Common Stockholders (other than Parent), Optionholders and Warrantholders.
               (xxvi) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
               (xxvii) “Excess Company Debt” shall have the meaning ascribed to such term in Section 7.2 hereof.
               (xxviii) “GAAP” shall mean United States generally accepted accounting principles consistently applied.
               (xxix) “Governmental Entity” shall have the meaning ascribed to such term in Section 2.6 hereof.
               (xxx) “Hazardous Materials” means any material or substance that has been designated by a Governmental Entity to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including without limitation, asbestos-containing materials (ACM), and petroleum and petroleum products or any fraction thereof.
               (xxxi) “Indebtedness” shall mean all Liabilities, including any applicable principal, penalties (including with respect to any prepayment thereof) interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar obligations, or (iii) in the nature of guarantees of the obligations described in the preceding clauses (i)—(ii).
               (xxxii) “Indemnification Escrow Amount” shall mean an amount equal to $15,700,000.
               (xxxiii) “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of the members of the Board of Directors of the Company, the Company’s officers, and employees of the Company whose primary responsibility is the subject matter about which the relevant matter relates, after reasonable inquiry.
               (xxxiv) “Law” shall mean any foreign, federal, state or local law, statute, regulation, constitution, ordinance, code, edict, rule, order, injunction, judgment, doctrine, decree, directive, ruling, writ, requirement, assessment, award or arbitration award of a Governmental Entity, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Entity (including, for the sake of clarity, common law).
               (xxxv) “Liabilities” shall have the meaning ascribed to such term in Section 2.8 hereof.
               (xxxvi) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort
               (xxxvii) “Merger Consideration” shall mean an amount equal to (a) $147,000,000, plus (b) the Company Cash, minus (c) the Third Party Expenses (as defined in Section 5.4 hereof), minus (d) the aggregate amount of any and all Company Debt.
               (xxxviii) “Mezzanine Credit Agreement” shall mean the Credit Agreement, dated as of December 14, 2009, by and among, on the one hand, the parties identified as Lenders therein and Brookside Mezzanine Fund II, L.P., a Delaware limited partnership, as the agent for the Lenders and, on the other hand, the Company, as amended on November 18, 2010.
               (xxxix) “Mezzanine Loan Payoff Amount” shall mean the aggregate amount of principal, interest and other fees due and payable pursuant to the Mezzanine Credit Agreement at the Effective Time.
               (xl) “Optionholder” shall mean any holder of Company Options immediately prior to the Effective Time.

               (xli) “Parent Material Adverse Effect” shall mean any change, event or effect that (a) is or is reasonably likely to be materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent and its subsidiaries, taken as a whole or (b) materially impairs or delays the ability of Parent to perform Parent’s obligations under this Agreement or to consummate the transactions contemplated hereby, which, in each case, cannot be cured favorably or resolved prior to the Closing Date.
               (xlii) “Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Entity.
               (xliii) “Plans” shall mean the Company’s 1999 Stock Option Plan and the Company’s 2010 Restricted Stock Plan.
               (xliv) “Pro Rata Portion” shall mean, with respect to each Escrow Participant, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the total amount of consideration to be received by such Escrow Participant pursuant to Sections 1.6(b)(iii), 1.6(c) and 1.6(d) hereof by (b) the total amount of consideration to be received by all Escrow Participants pursuant to Sections 1.6(b)(iii), 1.6(c) and 1.6(d) hereof.
               (xlv) “Related Agreements” shall mean the Articles of Merger and the Voting Agreements.
               (xlvi) “SEC” shall mean the United States Securities and Exchange Commission.
               (xlvii) “Securities Act” shall mean the Securities Act of 1933, as amended.
               (xlviii) “Senior Credit Agreement” shall mean the Credit Agreement, dated as of December 14, 2009, by and among, on the one hand, the parties identified as Lenders therein and Wells Fargo Foothill, LLC, as the agent for the Lenders and, on the other hand, the Company, as amended on November 18, 2010.
               (xlix) “Senior Loan Payoff Amount” shall mean the aggregate amount of principal, interest and other fees due and payable pursuant to the Senior Credit Agreement at the Effective Time.
               (l) “Series A Aggregate Liquidation Preference” shall mean the Series A Consideration Per Share multiplied by the aggregate number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.
               (li) “Series A Consideration Per Share” shall mean an amount equal to the sum of (1) $2.36918 plus (2) the Series A Dividend Amount.

               (lii) “Series A Dividend Amount” shall mean, with respect to each share of Series A Preferred Stock, an amount equal to (1) 12% per annum, accruing and compounding on a quarterly basis, of the sum of (i) $2.36918 plus (ii) all accumulated and unpaid dividends thereon, less (2) any dividends previously paid on such share.
               (liii) “Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, $0.01 par value per share.
               (liv) “Series B Aggregate Liquidation Preference” shall mean the Series B Consideration Per Share multiplied by the aggregate number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time.
               (lv) “Series B Consideration Per Share” shall mean an amount equal to the sum of (1) $2.36918 plus (2) the Series B Dividend Amount.
               (lvi) “Series B Dividend Amount” shall mean, with respect to each share of Series A Preferred Stock, an amount equal to (1) 12% per annum, accruing and compounding on a quarterly basis, of the sum of (i) $2.36918 plus (ii) all accumulated and unpaid dividends thereon, less (2) any dividends previously paid on such share.
               (lvii) “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, $0.01 par value per share.
               (lviii) “Stockholder” shall mean any holder of any Company Capital Stock that is issued and outstanding immediately prior to the Effective Time.
               (lix) “Stockholder Representative Escrow Amount” shall mean an amount equal to $500,000.
               (lx) “Stockholder Representative Escrow Agent” shall mean the third party designated by the Stockholder Representative to serve as escrow agent under the Stockholder Representative Escrow Agreement.
               (lxi) “Stockholder Representative Escrow Agreement” shall mean the agreement between the Stockholder Representative Escrow Agent and the Stockholder Representative, which shall be entered into prior to the Closing.
               (lxii) “Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.
               (lxiii) “Warrantholder” shall mean any holder of Company Warrants immediately prior to the Effective Time.

          (b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (excluding, for the avoidance of doubt, Company Options and Company Warrants) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.7(a) hereof) and subject to the escrow provisions contained herein), upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.9 hereof, the amounts set forth below:
               (i) Each outstanding share of Series A Preferred Stock will be converted automatically into the right to receive the Series A Consideration Per Share.
               (ii) Each outstanding share of Series B Preferred Stock will be converted automatically into the right to receive the Series B Consideration Per Share.
               (iii) Each outstanding share of Company Common Stock (other than shares of Company Common Stock owned by Parent which shall be converted exclusively into an equivalent number of shares of common stock of the Surviving Corporation) will be converted automatically into the right to receive the Common Consideration Per Share.
          (c) Treatment of Company Options.
               (i) No Company Option shall be assumed or otherwise replaced by Parent. Immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Company Option (whether vested or unvested and regardless of the exercise price thereof) shall be cancelled and each holder of a Company Option shall automatically (without any further action required of such holder) be entitled to the right to receive a cash payment in an amount equal to the product of (1) the number of shares of Company Common Stock underlying all Company Options held by such holder immediately prior to the Effective Time, multiplied by (2) the Common Consideration Per Share, and minus (3) the aggregate amount necessary to exercise all of the Company Options held by such holder (the “Option Merger Consideration”). The payment of the Option Merger Consideration to a holder of a Company Option shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign Tax Law and shall be subject to the escrow provisions contained herein. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of the Company Option.
               (ii) Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary to effect the transactions anticipated by this Section 1.6(c) under the Plans, all Company Option agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents necessary to effectuate the provisions of this Agreement.
          (d) Treatment of Company Warrants.
               (i) No Company Warrant shall be assumed or otherwise replaced by Parent. Immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Company Warrant (regardless of the exercise price thereof) shall be cancelled and each holder of a Company Warrant shall automatically (without any further action required of such holder) be entitled to the right to receive a cash payment in an amount equal to the product of (1) the number of shares of Company Common Stock underlying all Company Warrants held by such holder immediately prior to the Effective Time, multiplied by (2) the Common Consideration Per Share, and minus (3) the aggregate amount necessary to exercise all of the Company Warrants held by such holder (the “Warrant Merger Consideration”). The payment of the Warrant Merger Consideration to a holder of a Company Warrant shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign tax Law and shall be subject to the escrow provisions contained herein. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of the Company Warrant.
               (ii) Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary to effect the transactions anticipated by this Section 1.6(d) under any warrant agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all required notices and obtaining any required consents necessary to effectuate the provisions of this Agreement.
          (e) Treatment of Company Preferred Options. Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary (including providing all required notices) to ensure that all outstanding Company Preferred Options are exercised or terminated immediately prior to the Effective Time.
          (f) Treatment of Company Restricted Stock. Prior to the Effective Time, and subject to the reasonable review and approval of Parent, the Company shall have taken all actions necessary (including providing all required notices) to ensure that all outstanding shares of Company Restricted Stock are vested as of immediately prior to the Effective Time and that any and all notes receivable secured by shares of Company Capital Stock have been repaid in full.
          (g) Treatment of Parent-Owned Company Common Stock. Each share of Company Common Stock that is owned by Parent immediately prior to the Effective Time shall be converted into a share of common stock of the Surviving Corporation).
          (h) Escrow Amounts. All amounts deposited (i) in the Indemnification Escrow Fund shall be used to secure the Escrow Participant’s obligations pursuant to Section 7.2 hereof and

(ii) in the Stockholder Representative Escrow Fund shall be used to secure the Escrow Participant’s obligations set forth in the Stockholder Representative Escrow Agreement.
               (i) Upon termination of the Indemnification Escrow Period, each Escrow Participant shall be entitled to its Pro Rata Portion of the remaining portion of the Indemnification Escrow Fund, if any.
               (ii) Upon the termination of the Stockholder Representative Escrow Agreement, each Escrow Participant shall be entitled to its Pro Rata Portion of the balance of the Stockholder Representative Escrow Amount, if any.
          (i) Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, Sub, the Paying Agent (as defined in Section 1.9) and the Indemnification Escrow Agent shall have the right to deduct and withhold Taxes (as defined in Section 2.11) from any payments to be made hereunder if such withholding is required by Law and to request and receive any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information. To the extent that any of the aforementioned amounts are so withheld, such amounts shall be paid over to the appropriate Taxing Authority, and such withheld and paid over amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of payments in respect of which such deduction and withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify Parent and its affiliates (including the Surviving Corporation) for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto (including reasonable attorneys’ fees and costs of investigation).
          (j) Certain Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Escrow Participants when due, and Stockholder Representative will, at the expense of the Escrow Participants, file all necessary Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable Law, Parent will and will cause its affiliates to, join in the execution of any such Returns and other documentation.
          (k) Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

     1.7 Dissenting Shares.
          (a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not voted for the Merger, or who has not effectively withdrawn or lost such holder’s appraisal rights under the FBCA (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by the FBCA.
          (b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.
          (c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the FBCA, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 7.2 hereof the amount of such Dissenting Share Payments without regard to the Threshold Amount (as defined in Section 7.4(a) hereof).
     1.8 Parent’s Obligations Fulfilled. Notwithstanding anything herein to the contrary, before the Paying Agent or the Surviving Corporation shall make any payments hereunder to Stockholders/former Stockholders, Optionholders/former Optionholders and Warrantholders/former Warrantholders, the Stockholder Representative shall deliver to Parent and the Paying Agent a schedule (a “Payment Schedule”) setting forth (i) the name and address of each Stockholder/former Stockholder, Optionholder/former Optionholder and Warrantholder/former Warrantholder entitled to distribution of Merger Consideration at such time, (ii) the date of acquisition of the Company Capital Stock held by each Stockholder/former Stockholder (including Company Capital Stock acquired pursuant to the exercise of Company Options or Company Warrants), (iii) with respect to shares of Company Capital Stock acquired on or after January 1, 2011, the basis of each Stockholder/former Stockholder in such Company Capital Stock, and (iv) the amount of consideration to which each such Stockholder/former Stockholder, Optionholder/former Optionholder and Warrantholder/former Warrantholder is then entitled (and, with respect to payments to be made in connection with the

Closing, the amount of any income or employment Tax withholding required under applicable Law), together with any supporting schedules and documentation (showing the number and type of securities held immediately prior to the Effective Time by each such holder, together with calculations of the amount then payable to such holder). The Stockholder Representative shall be responsible for instructing the Paying Agent and the Surviving Corporation as to the distribution of such amounts then deposited. Parent, the Paying Agent and the Surviving Corporation may rely on the instructions of the Stockholder Representative for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Stockholder Representative are followed. Upon Parent making each aggregate payment required of it under this Agreement to the Paying Agent and the Surviving Corporation as provided herein, Parent shall have fulfilled its obligations with respect to such payment. Neither Parent (including indirectly through the Surviving Corporation) nor the Paying Agent shall have any liability whatsoever with respect to the distribution of such payments among the Stockholders/former Stockholders, Optionholders/former Optionholders and Warrantholders/former Warrantholders of the Company.
     1.9 Payment of Consideration; Surrender of Certificates.
          (a) Paying Agent. Parent, or an institution selected by Parent and at Parent’s sole expense, prior to the Effective Time, shall serve as the paying agent (such institution, the “Paying Agent”) for the Merger, other than with respect to the Option Merger Consideration. The Surviving Corporation shall serve as the paying agent for the Option Merger Consideration.
          (b) Parent to Provide Consideration. The Merger Consideration will be paid by Parent at Closing via wire transfer of immediately available funds as follows:
               (i) the sum of the Senior Loan Payoff Amount to Wells Fargo Foothill, LLC, as agent for the senior lenders for full and complete payment of the Senior Credit Agreement;
               (ii) the sum of the Mezzanine Loan Payoff Amount to Brookside Mezzanine Fund II, L.P., as agent for the mezzanine lenders for full and complete payment of the Mezzanine Credit Agreement;
               (iii) the Indemnification Escrow Amount to the Indemnification Escrow Agent, to be received, held and disbursed pursuant to the terms of this Agreement, with any balance thereof remaining upon the termination of the Indemnification Escrow Fund to be distributed to the Escrow Participants pursuant to Section 7.3 hereof;
               (iv) the Stockholder Representative Escrow Amount to the Stockholder Representative Escrow Agent, to be received, held in an account (the “Stockholder Representative Escrow Fund”) and disbursed pursuant to the terms of the Stockholder Representative Escrow Agreement, with any balance thereof remaining upon the termination of the Stockholder Representative Escrow Agreement to be distributed pursuant to the terms thereof to the Escrow Participants;

               (v) the sum of the following to the Paying Agent: (1) the Series A Aggregate Liquidation Preference for distribution to the holders of the Series A Preferred Stock, (2) the Series B Aggregate Liquidation Preference for distribution to the holders of the Series B Preferred Stock, (3) the Common Consideration, less the Option Merger Consideration, less the Warrant Merger Consideration, for distribution to the Common Stockholders, and (4) the Warrant Merger Consideration for distribution to the Warrantholders, each in accordance with the Payment Schedule delivered pursuant to Section 1.8 hereof; and
               (vi) the sum of the following to the Surviving Corporation: the Option Merger Consideration for distribution to the Optionholders in accordance with the Payment Schedule delivered pursuant to Section 1.8 hereof.
          (c) Exchange Procedures. Not less than ten (10) days prior to the Closing Date, Parent shall or shall cause the Paying Agent to make available a form of letter of transmittal reasonably acceptable to the Company and instructions for its use in effecting the surrender of Company Stock Certificates (as defined below). Within two (2) days of receipt of the letter of transmittal, the Company shall mail the letter of transmittal to each Stockholder at the address set forth opposite each such Stockholder’s name on the Payment Schedule. After receipt of such letter of transmittal, the Stockholders, on or after the Closing, will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Paying Agent for cancellation together with a duly completed and validly executed letter of transmittal. Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.9(d) hereof, the holder of such Company Stock Certificate shall be entitled to receive from the Paying Agent in exchange therefor, the cash amounts to which such holder is entitled pursuant to Section 1.6 hereof (less any amounts to be withheld pursuant to Section 1.6(i)), and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash amounts payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto. Notwithstanding the foregoing, (i) each Stockholder that delivers its duly executed letter of transmittal and such other documents as may reasonably be requested to the Paying Agent at least three (3) Business Days prior to the Closing Date shall be paid all cash amounts owed to such Stockholder pursuant to Section 1.6 on the Closing Date; and (ii) each Stockholder that delivers its duly executed letter of transmittal and such other documents as may reasonable be requested to the Paying Agent after the Closing shall be paid all cash amounts owed to such Stockholder pursuant to Section 1.6 as promptly as practicable after such delivery.

          (d) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash amounts to a Person other than the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
          (e) Paying Agent to Return Merger Consideration. At any time following the last day of the six (6) month period following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to Section 1.9(b) hereof, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.9(c) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.9(f) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.9(c) hereof.
          (f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, neither the Paying Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
     1.10 No Further Ownership Rights in Company Capital Stock. The cash paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.11 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to the Paying Agent, against any claim that may be made against Parent or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed. Any

Stockholder complying with the provisions of this Section 1.11 shall be deemed to have surrendered such lost, stolen or destroyed Company Stock Certificate for all purposes hereunder, including, without limitation, for purposes of receiving the cash to which such Stockholder is entitled pursuant to Section 1.6 hereof.
     1.12 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time (unless expressly stated otherwise), as though made at the Effective Time, as follows (references to “Company” in this Article II shall refer, wherever not inappropriate by reference to the context, to the Company and each Company Subsidiary):
     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of the Company’s subsidiaries as of the date hereof (each, a “Company Subsidiary”) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction set forth on Section 2.1 of the Disclosure Schedule. The Company and each Company Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has made available a true and correct copy of its articles of incorporation and bylaws or comparable governing documents, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and officers of the Company and each Company Subsidiary as of the date hereof. The operations now being conducted by the Company and each Company Subsidiary are not now and have never been conducted by the Company or any Company Subsidiary under any other name. Section 2.1 of the Disclosure Schedule also lists (a) each jurisdiction in which the Company is qualified or licensed to do business, (b) each jurisdiction in which each Company Subsidiary is qualified or licensed to do business and

(c) every state or foreign jurisdiction in which the Company or a Company Subsidiary has employees or facilities.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, of which 13,728,077.5 shares are issued and outstanding, and 25,000,000 shares of Company Preferred Stock, of which 20,000,000 shares have been designated Series A Preferred Stock, of which 5,937,865 shares are issued and outstanding, and 5,000,000 shares have been designated Series B Preferred Stock, of which 969,820 shares are issued and outstanding, excluding the effect of the transactions contemplated by this Agreement. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a)(i) of the Disclosure Schedule. The Company Capital Stock is held by the Persons and in the numbers of shares set forth in Section 2.2(a)(i) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and together with all Company Options, Company Preferred Options and Company Warrants have been issued in compliance with all applicable federal and state securities Laws. Except as set forth in Section 2.2(a)(ii) of the Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Capital Stock authorized, issued or outstanding. Except as set forth in Section 2.2(a)(iii) of the Disclosure Schedule, the Company has no Company Capital Stock that is unvested.
          (b) Except for the Plans or as set forth in Section 2.2(b) of the Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. The Company has reserved 11,570,176 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plans or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 3,072,532 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options. Except for the Company Options, Company Preferred Options and Company Warrants set forth in Section 2.2(b) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options and Company Warrants, the name of such holder, the number of shares of Company Common Stock issuable upon exercise of such Company Options or Company Warrants held by such holder, the exercise price of such Company Options and Company Warrants, the dates on which such Company Options were granted and will expire, and whether any Company Options are intended to be incentive stock options under the Code), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of the Company Capital Stock, and to the Company’s Knowledge there are no voting trusts, proxies, or other Contracts or understandings with respect to the voting securities of the Company. Except as set forth in Section 2.2(b) of the Disclosure Schedule, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock.
     2.3 Subsidiaries. Each Company Subsidiary is wholly owned by the Company. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which a Company Subsidiary is a party or by which a Company Subsidiary is bound obligating such Company Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock or obligating such Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any other entity. Neither the Company nor any of the Company Subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.
     2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by Stockholders entitled to vote thereon. The vote required to approve this Agreement by the Stockholders entitled to vote thereon is set forth in Section 2.4 of the Disclosure Schedule (the “Sufficient Stockholder Vote”). This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.

     2.5 No Conflict.
          (a) Except as set forth on Section 2.5(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Material Contract (as defined in Section 2.15 hereof), (iii) any Contract to which the Company is a party or (iv) any Law applicable to the Company or any of its properties (whether tangible or intangible) or assets, except in the case of clause (iii) of this Section 2.5(a), for any conflict, violation or default that has not had and would not reasonably be expected to have a Company Material Adverse Effect.
          (b) Section 2.5(b) of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Material Contract, in form and substance reasonably acceptable to Parent, as are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company under such Material Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Material Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay pursuant to the terms of such Material Contracts had the transactions contemplated by this Agreement not occurred. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Company’s Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred, except as would not have a Company Material Adverse Effect.
     2.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Articles of Merger with the Department of State of the State of Florida, and (b) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and under the comparable non-U.S. competition Laws the parties reasonably determine apply.

     2.7 Company Financial Statements.
          (a) Section 2.7(a) of the Disclosure Schedule sets forth the Company’s (i) audited balance sheets as of February 28, 2009 and 2010, and the consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”), and (ii) unaudited balance sheet as of February 28, 2011 (the “Balance Sheet Date”), and the related unaudited statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly in all material respects the Company’s financial condition, results of operations and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
          (b) As of the date of this Agreement and as of the Closing, the Accounts Receivable of the Company (i) have or will have arisen from bona fide arm’s length transactions in the ordinary course of business and (ii) are either fully collectible in the ordinary course of business or for which reserves have been booked. There has not been any material adverse change in the collectability of such Accounts Receivable during the past twelve (12) months. Section 2.7(b) of the Disclosure Schedule sets forth a list of all such Accounts Receivable that are more than thirty days past due as of April 30, 2011, and of all such Accounts Receivable classified as doubtful accounts. The Company has no Accounts Receivable from any Person which is an affiliate of the Company or from any equity holder, director, officer or employee of the Company or any affiliates thereof. As of the date of this Agreement and as of the Closing, all Accounts Payable of the Company have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. Since December 31, 2010, the Company has paid, and will as of the Closing have paid, its Accounts Payable in the ordinary course of its business. The Company has no Accounts Payable from any Person which is an affiliate of the Company or from any equity holder, director, officer or employee of the Company or any affiliates thereof.
          (c) The Company has no products placed with its customers under an understanding permitting their return to the Company without penalty other than pursuant to a breach of warranty.
     2.8 No Undisclosed Liabilities. The Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) (“Liabilities”), which individually or in the aggregate (a) have not been reflected in the Current Balance Sheet, or (b) have not arisen in the ordinary course of business, consistent with past practices, since the Balance Sheet Date and are immaterial to the

Company. The aggregate amount of Indebtedness of the Company outstanding as of May 6, 2011 is $43,918,130.
     2.9 Internal Controls. The Company maintains accurate books and records reflecting its assets and liabilities in all material respects and maintains proper and adequate internal accounting controls which provide reasonable assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (c) access to the Company’s assets is permitted only in accordance with management’s authorization; (d) the reporting of the Company’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets; (e) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and adequate procedures are implemented to effect the collection thereof on a timely basis; and (f) there are adequate procedures in place regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets. As of the date of this Agreement, to the Company’s Knowledge, except as is not material to the Company, (i) there are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting which could adversely affect in any material respect the Company’s ability to record, process, summarize and report consolidated financial data or material weaknesses in internal controls over financial reporting and (ii) there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.
     2.10 No Changes. Since the Balance Sheet Date through the date of this Agreement, other than this Agreement and the transactions contemplated hereby, there has not been, occurred or arisen any:
          (a) transaction by the Company except in the ordinary course of business, consistent with past practices and other than the transactions contemplated by this Agreement and the Related Agreements;
          (b) amendments or changes to the Charter Documents of the Company other than as contemplated by this Agreement;
          (c) capital expenditure agreement, purchase order or commitment by the Company requiring future payments during any calendar year in excess of $50,000 individually or $100,000 in the aggregate;
          (d) payment, discharge or satisfaction of any Liabilities, other than (i) payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, (ii) of Liabilities reflected or reserved against in the Current Balance Sheet, (iii) arising in the ordinary course of business, consistent with past practices, since the Balance Sheet Date or (iv) any Liabilities in the aggregate less than $100,000;
          (e) destruction of, damage to, or loss of any material assets (whether tangible or intangible) or material business of the Company (whether or not covered by insurance);
          (f) loss of any customer that represented one of the twenty (20) largest sources of revenue for the Company for any fiscal year after March 1, 2009;
          (g) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
          (h) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
          (i) adoption of or change in any material Tax election or any Tax accounting method, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, or extension or waiver of the limitation period applicable to any Tax claim or assessment;
          (j) revaluation by the Company of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory, other than in the ordinary course of business consistent with past practice;
          (k) declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);
          (l) hiring or termination of any employee or consultant whose annual compensation or consulting fees exceeded $100,000 of the Company;
          (m) increase in the salary or other compensation (including equity based compensation) payable or to become payable by the Company to any of its respective officers, directors, employees whose annual compensation exceeded $100,000, consultants or advisors, or the declaration, adoption, agreement, contract, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such Person;

          (n) agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company is a party or by which it or any of its assets are bound, other than agreements, contracts, covenants, instruments, leases, licenses or commitments entered into, terminated, extended, amended or modified in the ordinary course of business, consistent with past practice;
          (o) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company outside of the ordinary course of business, consistent with past practices, including, but not limited to, the sale of any Accounts Receivable, or any creation of any security interest in such assets or properties;
          (p) loan by the Company to any Person, or purchase by the Company of any debt securities of any Person, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;
          (q) incurrence by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;
          (r) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any Accounts Receivable, other than in the ordinary course of business consistent with past practice;
          (s) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company, its affairs, or, to the Knowledge of the Company, any reasonable basis for any of the foregoing;
          (t) claims or matters raised by any individual, Governmental Entity, or workers’ representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;
          (u) notice of any claim or potential claim of ownership, interest or right by any Person other than the Company of the Company Intellectual Property (as defined in Section 2.14 hereof) or of infringement by the Company of any other Person’s Intellectual Property Rights (as defined in Section 2.14 hereof);

          (v) issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Common Stock, Company Preferred Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, Company Preferred Stock or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Common Stock upon the exercise of options issued under the Plans;
          (w) (i) except standard end user licenses entered into in the ordinary course of business, consistent with past practices, sale or license of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person, (ii) except in the ordinary course of business, consistent with past practices, purchase or license of any Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property Rights of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) material adverse change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company;
          (x) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any product, service or technology of the Company, other than in the ordinary course of business;
          (y) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;
          (z) lease, license, sublease or other occupancy of any Leased Real Property (as defined in Section 2.13 hereof) by the Company; or
          (aa) agreement by the Company to do any of the things described in the preceding clauses (a) through (z) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).
     2.11 Tax Matters.
          (a) Definition of Taxes. For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, goods and services, harmonized sales, ad valorem, transfer, franchise, withholding, payroll, employee health, recapture, escheat, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment, pension insurance Canada Pension Plan and provincial pension plan contributions, employment insurance and unemployment insurance payments and worker’s compensation premiums), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.
          (b) Tax Returns and Audits.
               (i) The Company has (a) prepared and timely filed all material U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law and (b) timely paid all Taxes it is required to pay.
               (ii) The Company has paid or withheld with respect to its Employees and other persons, all U.S. federal, state and non-U.S. income taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and other Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate authorities. The Company has charged, collected and remitted on a timely basis all Taxes as required on any sale, supply or delivery whatsoever made by the Company.
               (iii) The Company is not delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax that is currently in effect.
               (iv) No audit or other examination of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No adjustment relating to any Tax Return filed by the Company has been proposed in writing by any Tax authority to the Company or any representative thereof and no reassessment of the Company’s Taxes has been issued and is outstanding and there is no indication from the authorities that an assessment or reassessment of the Company is proposed in respect of Taxes. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (v) As of the date of the Current Balance Sheet, the Company had no liabilities for unpaid Taxes which had not been accrued or reserved on the Current Balance Sheet,

whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business, consistent with past practices.
               (vi) The Company has made available to Parent or its legal counsel, copies of all Tax Returns for the Company filed for all periods since January 1, 2004.
               (vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. The Company has no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.
               (viii) The Company has (a) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) never been a party to any Tax sharing, indemnification, allocation or similar agreement, (c) no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor, by operation of law, by contract or agreement, or otherwise and (d) never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
               (ix) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.
               (x) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
               (xi) The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b), including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).
               (xii) The Company will not be required to include any income or gain or exclude any deduction or loss from Taxable income for any taxable period or portion thereof after the Closing Date as a result of any transaction or event occurring or circumstance existing on or prior to the Closing Date, including any (a) change in method of accounting made on or prior to the Closing Date, (b) closing agreement under Section 7121 of the Code executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code in connection with a transaction consummated prior to the Closing (or in the case of each of (a), (b), (c) and (d), under any similar provision of applicable Law), (d) application of Sections 70, 80, 80.01, 80.02, 80.03, 80.04 or 160 of the Income Tax Act (Canada), (e) installment sale or open transaction disposition consummated prior to the Closing or (f) prepaid amount received prior to Closing.
               (xiii) The Company uses the accrual method of accounting for tax purposes.
               (xiv) Neither the Company nor any Company Subsidiary is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that country.
               (xv) The Company is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
               (xvi) The Company is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the applicable transfer pricing Laws.
               (xvii) Any Company Subsidiary with a place of business in Canada has maintained and continues to maintain at its place of business in Canada all books and records required to be maintained under the Income Tax Act (Canada), the Excise Tax Act (Canada) and any comparable Law of any province or territory in Canada, including Laws relating to sales and use Taxes.
               (xviii) The shares of Company Capital Stock are not “taxable Canadian property” for purposes of Income Tax Act (Canada).
          (c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company is a party, including, without limitation, the provisions of this Agreement, covering any Employee of the Company, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.
          (d) 409A. Each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that that is not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto), and (4) has been properly accounted for in accordance with GAAP in the Financials.
     2.12 Restrictions on Business Activities. Except as set forth in Section 2.12 of the Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.
     2.13 Title to Properties; Absence of Liens and Encumbrances.
          (a) The Company does not own any real property, nor has the Company ever owned any real property. Section 2.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”). The Company has provided Parent with true, correct and complete copies of all current leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). All such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. Except as set forth in Section 2.13(a) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of the Company or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Lease Agreements, or otherwise adversely affect the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.
          (b) To the Company’s Knowledge, the Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the Company’s business as presently conducted, except for normal wear and tear. To the Company’s Knowledge, neither the operation of the Company on the Leased Real Property nor such Leased Real Property materially violates any Law. The Company does not owe any brokerage commissions or finder’s fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.
          (c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.
          (d) All equipment owned or leased by the Company is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.
     2.14 Intellectual Property.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               (i) “Technology” shall mean any or all of the following (A) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, and data, (B) inventions (whether or not patentable), discoveries, improvements, and technology, (C) proprietary and confidential information, trade secrets and know how, (D) databases, data compilations and collections and technical data, (E) domain names, web addresses and sites, (F) tools, methods and processes, and (G) any and all instantiations or embodiments of the foregoing in any form and embodied in any media.
               (ii) “Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (A) patents and patent applications of any kind, (B) copyrights, copyright registrations and copyright applications, “moral”, “economic” rights and mask work rights, (C) the protection of trade and industrial secrets and confidential information, (D) logos, trademarks, trade names and service marks, and (E) any other proprietary rights relating to Technology, including any analogous rights to those set forth above.
               (iii) “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are or are purported to be owned by or exclusively licensed to the Company.
               (iv) “Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.
          (b) Section 2.14(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”) and any material proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property.
          (c) Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. In each case in which the Company has acquired ownership of any Technology or Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Technology and the associated Intellectual Property Rights to the Company. In accordance with applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property Rights with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.
          (d) All Company Intellectual Property is fully transferable and licensable by the Company, and following the Closing will be fully transferable and licensable by the Surviving Corporation and/or Parent, without restriction and without payment of any kind to any third party.
          (e) Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.14(b) of the Disclosure Schedule, and, to the Company’s Knowledge, all Technology and Intellectual Property Rights licensed to the Company, is free and clear of any Liens other than those set forth on Section 2.14(e) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

          (f) To the extent that any Technology has been developed or created independently or jointly by any Person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such Person with respect thereto, and the Company thereby has obtained ownership of, and is the exclusive owner of, all such Technology and associated Intellectual Property Rights by operation of law or by valid assignment.
          (g) The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or were Company Intellectual Property used in and material to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company, to any other Person or (ii) permitted the Company’s rights in any Company Intellectual Property used in and material to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company to enter into the public domain.
          (h) Except for the Technology and Intellectual Property Rights licensed to the Company pursuant to the in-bound licenses listed in Section 2.14(u) and Section 2.15(a)(xii) of the Disclosure Schedule, all Technology used in and material to the conduct of Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.
          (i) The Company Intellectual Property, together with Technology and Intellectual Property Rights nonexclusively licensed to the Company pursuant to the non-exclusive in-bound licenses listed in Section 2.14(u) of the Disclosure Schedule, constitutes all of the Technology and Intellectual Property Rights used in and material to the conduct of the business of the Company as it currently is conducted or planned by the Company to be conducted, including, without limitation, the design, development, marketing, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development). Except as set forth in Section 2.14(i) of the Disclosure Schedule, the Surviving Corporation will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are used in and material to the operation of the business of the Company as it currently is conducted or planned by the Company to be conducted.
          (j) None of the contracts, licenses and agreements pursuant to which the Company licenses any Technology or Intellectual Property Rights will terminate, or may be terminated by a third party, solely by the passage of time or at the election of a third party within 60 days after the Closing Date, except as would not cause a Company Material Adverse Affect.

          (k) No third party that has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Rights.
          (l) There are no contracts, licenses or agreements between the Company and any other Person with respect to Company Intellectual Property or other Technology or Intellectual Property Rights used in and/or necessary to the conduct of the business as it is currently conducted or planned by the Company to be conducted under which any claim has been asserted or, to the Knowledge of the Company, threatened, regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.
          (m) The operation of the business of the Company as it has been conducted, is currently conducted and is currently contemplated by the Company to be conducted, including but not limited to the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any product, technology or service of the Company has not infringed or misappropriated, does not infringe or misappropriate, and immediately after the Closing will not infringe or misappropriate when conducted by Parent and/or the Surviving Corporation in the same manner currently conducted or currently contemplated to be conducted (as of the date of this Agreement) by the Company, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the applicable Laws of any jurisdiction. The Company has not received notice from any Person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Technology of the Company allegedly infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the applicable Laws of any jurisdiction (nor does the Company have Knowledge (without any inquiry) of any basis therefor).
          (n) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or the Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent, the Surviving Corporation, the Company or any of their subsidiaries granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent, the Surviving Corporation, the Company or any of their subsidiaries, (ii) Parent, the Surviving Corporation or any of their subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent, the Surviving Corporation or any of their subsidiaries being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.
          (o) To the Knowledge of the Company, no Person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.

          (p) The Company has taken reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (as set forth in Exhibit E), and all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form.
          (q) No Company Intellectual Property, product, technology, or service of the Company is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
          (r) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No rights have been granted to any Governmental Entity with respect to any Company product, technology or service, or under any Company Intellectual Property, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company products, technologies and services in the ordinary course of business, consistent with past practices.
          (s) The Company has complied with all applicable Laws and its internal privacy policies relating to the privacy of users of its products, services, and Web sites, and also the collection, storage, and transfer of any personally identifiable information collected by or on behalf of the Company, except as would not cause a Company Material Adverse Affect. The execution, delivery and performance of this Agreement complies with all applicable Laws relating to privacy and the Company’s privacy policies. True and correct copies of applicable privacy policies are attached to Section 2.14(s) of the Disclosure Schedule, and the Company has at all times made all disclosures to users or customers required by applicable Laws and none of such disclosures made or contained in any privacy policy or in any materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws, except as would not cause a Company Material Adverse Affect.
          (t) Neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by the Company or used in its business (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Company Source Code. Company Source Code means any software source code or related proprietary or confidential information or algorithms of any Company Intellectual Property.

          (u) Section 2.14(u) of the Disclosure Schedule lists all software or other material that is distributed as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License) that the Company licenses to a third party, that the Company uses in connection with any Company products or services that are provided on a software-as-a-service or similar basis, or that is otherwise incorporated into, combined with, or distributed in conjunction with any Company products or services (collectively, “Incorporated Open Source Software”) and identifies the type of license or distribution model governing its use. The Company’s use and/or distribution of each component of Incorporated Open Source Software complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including without limitation any obligation to disclose or distribute any such Technology in source code form, to license any such Technology for the purpose of making derivative works, or to distribute any such Technology without charge.
          (v) Section 2.14(v) of the Disclosure Schedule lists all industry standards bodies and similar organizations of which the Company is a member, to which it has been a contributor or in which it has been a participant. The Company is not and never was a member in, a contributor to, or participant in any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights.
     2.15 Agreements, Contracts and Commitments. As of the date of this Agreement, except as set forth in Section 2.15(a) of the Disclosure Schedule (specifying the appropriate subparagraph), and except for this Agreement and the transactions contemplated hereby, the Company is not a party to, nor is it bound by any of the following (each, a “Material Contract”):
               (i) any employment, contractor or consulting agreement or contract with an employee or individual consultant, contractor or salesperson, or consulting or services agreement that is not terminable by the Company at will and without material penalty, other than employment agreements in foreign jurisdictions which provide for severance payments consistent with statutory requirements;
               (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
               (iii) any fidelity or surety bond or completion bond;

               (iv) any lease of personal property or equipment requiring annual lease payments in excess of $50,000 individually or $350,000 in the aggregate;
               (v) any agreement of indemnification or guaranty, but excluding agreements of indemnification or guaranty with respect to the infringement by the Company products of the Intellectual Property Rights of third parties or other product guarantees that are contained in the Company’s written agreements with its customers that have been entered into in the ordinary course of business, consistent with past practices;
               (vi) any agreement, contract or commitment (excluding commitments made to customers in the ordinary course of business) relating to capital expenditures requiring future payments in any calendar year in excess of $100,000 individually or $300,000 in the aggregate;
               (vii) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business, consistent with past practices;
               (viii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (ix) any agreement with a supplier of inventory or services that represents one of the ten largest suppliers of the Company (based on payments made) for any fiscal year after March 1, 2009;
               (x) any agreement containing covenants or other obligations granting or containing any current or future commitments restricting the operation or scope of the Company’s businesses, including, without limitation exclusivity, non-compete, or “most favored nations” restrictions;
               (xi) all agreements with each of the Company’s (a) top twenty (20) largest sources of revenue for any fiscal year after March 1, 2009 that are commercial customers, including without limitation value added resellers, other resellers, distributors, original equipment manufacturers and business partners, but excluding agreements with direct end-user customers in the “professional market” (e.g., law firms and other professional service organizations) and (b) top twenty (20) largest sources of revenue for the Company for any fiscal year after March 1, 2009 that are end-user customers in the professional market;
               (xii) any contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights, including without limitation any in-bound licenses, out-bound licenses and cross-licenses, other than standard outbound end user licenses or other customer agreements entered into in the ordinary course of business, consistent with past practice (provided that for purposes of Section 2.15(b), all such standard outbound end user licenses and customer agreements shall be considered Material Contracts) and excluding commercial “off-the-shelf” software with aggregate license fees of less than $10,000; or
               (xiii) any other agreement or contract that requires future payment in any calendar year of more than $150,000 or more than $250,000 during the remaining term of the agreement and is not cancelable by the Company without material penalty within ninety (90) days.
          (b) The Company is in material compliance with and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Company is not subject to any default thereunder, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any default thereunder. To the Knowledge of the Company, no party to a Material Contract has any intention of terminating such Material Contract with the Company or reducing the volume of business such party conducts with the Company, whether as a result of the Merger or otherwise.
          (c) Notwithstanding anything herein to the contrary, the term “Material Contract” shall exclude the Contracts set forth in Section 2.15(c) of the Disclosure Schedule, which have terminated prior to the date hereof or will be terminated pursuant to the terms of this Agreement and the transactions contemplated hereby at or prior to the Closing.
     2.16 Interested Party Transactions. No officer, director or stockholder of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold or licensed, or furnishes or sells or licenses, services, products, Technology or Intellectual Property Rights that the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, or (iii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a stockholder, director, officer or employee of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. No Stockholder has any loans outstanding from the Company except for business travel expenses in the ordinary course of business, consistent with past practices, to employees of the Company.

     2.17 Governmental Authorization. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company, as the case may be. The Company Authorizations are in full force and effect in all material respects and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.
     2.18 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation, audit, or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as presently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company, threatened, against any individual or entity who has a contractual right or a right pursuant to the FBCA to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.
     2.19 Minute Books. The minutes of the Company made available to counsel for Parent contain complete and accurate records of all actions taken, and, to the extent created, summaries of all meetings held, by the stockholders, the Board of Directors of the Company and each of the Company Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of the Company Subsidiaries, as the case may be.
     2.20 Environmental Matters. The Company (i) has complied in all material respects with all Environmental Laws; (ii) has not received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (iii) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; (iv) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (v) has delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all material records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession of the Company. To the Company’s Knowledge, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.
     2.21 Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.21 of the Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     2.22 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
               “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
               “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
               “DOL” shall mean the United States Department of Labor.
               “Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, or any ERISA Affiliate.
               “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Common Stock that is unvested, or any other agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee, and which the Company or any ERISA Affiliate has or may have any liability or obligation.

               “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
               “ERISA Affiliate” shall mean any Company Subsidiary or other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
               “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
               “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
               “International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.
               “IRS” shall mean the United States Internal Revenue Service.
               “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
               “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
               “Privacy Laws” shall mean all applicable Laws governing the collection, use, disclosure and retention of Employee personal information including, without limitation, the Personal Information Protection and Electronic Documents Act (Canada).
          (b) Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, International Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan, International Employee Plan or Employee Agreement, to modify any Company Employee Plan, International Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan, International Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan, International Employee Plan or Employee Agreement. Section 2.22(b)(2) of the Disclosure Schedule sets forth (subject to applicable Privacy Laws) a table setting forth the name, hiring date, and annual salary of each Employee as of April 30, 2011. To the Knowledge of the Company, no Employee listed on Section 2.22(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.22(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons who are not Employees but have a consulting or advisory relationship with the Company.

          (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company and each ERISA Affiliate has performed all obligations required to be performed by it under each Company Employee Plan, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable Laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of

ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) No Pension Plans. Neither the Company nor any current or past ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code.
          (f) No Self-Insured Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).
          (g) Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company or any current or past ERISA Affiliate contributed to or been obligated to contribute to any Pension Plan which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (h) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
          (i) COBRA; FMLA; CRFA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, and any similar provisions of state Law applicable to its Employees. The Company does not have unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state Law governing health care coverage or extension.
          (j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
          (k) Section 280G. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. There is no contract, agreement, plan or arrangement to which the Company or any ERISA Affiliate is a party or by which it is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.22(k) of the Disclosure Schedule contains a true, complete and correct list of all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations thereunder).
          (l) Employment Matters. The Company is in compliance with all applicable foreign, federal, state, provincial and local Laws, rules, regulations, and ordinances respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, workers’ compensation, wages (including overtime wages and vacation pay), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, employment insurance, employer health tax, Canada Pension Plan, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims, audits, investigations, or administrative matters pending, threatened or reasonably anticipated against the Company or any of its Employees relating to any Employee, Employee Agreement, Company Employee Plan or International Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against the Company or any Company trustee under any worker’s compensation policy or long-term disability policy. The Company is not party to a conciliation agreement, consent decree, or other agreement or order with any federal, state, provincial or local agency or governmental authority with respect to employment practices. There are no outstanding inspection orders made under applicable occupational health and safety legislation relating to the business of the Company. The Company is operating in compliance with all occupational health and safety laws and there are no pending or threatened charges against the Company under occupational health and safety laws relating to its business. Except as otherwise required or provided under applicable law with respect to Employees working outside the U.S., the services provided by the Company’s and its ERISA Affiliates’ Employees are terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 2.22(l) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its subsidiaries of such Employee’s employment or provision of services, a change of control of the Company, or a combination thereof. The Company does not have any material liability with respect to any misclassification of: (a) any person as an independent contractor rather than as an employee,

(b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.
          (m) Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees and any such activities or proceedings within the preceding three (3) years. There are no actions, suits, claims, audits, investigations, administrative matters, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, provincial or local agency or governmental authority with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act or other applicable labor relations legislation. The Company is not presently, nor has it been in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
          (n) WARN Act. The Company and any ERISA Affiliate have complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state, provincial or local Laws including applicable provisions of state, provincial or local Law. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state, provincial or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state, provincial or local Law, or incurred any liability or obligation under WARN or any similar state, provincial or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state, provincial or local Law. All liabilities and obligations relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state or provincial Laws, have been paid and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state, provincial or local Law.
          (o) No Interference or Conflict. To the Knowledge of the Company, no Stockholder or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.
          (p) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).
     2.23 Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company as of the date hereof. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, as of the date hereof, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. As of the date hereof, such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect for the past two (2) years and will remain in full force and effect up to the Effective Time. As of the date hereof, the Company has no Knowledge or reasonable belief of threatened termination of, or material premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
     2.24 Compliance with Laws.
          (a) The Company has materially complied with, is not in material violation of, and has not received any notices of any suspected, potential or actual violation with respect to, any foreign, federal, state or local Law.
          (b) The Company has at all times been, and is currently, fully in compliance with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction. The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, used any funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses, made, offered or promised to make any unlawful payment or gave or promised to give, anything of value to any Person or to any foreign or domestic government officials or employees or made, or promised to make any contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. The Company (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has not, directly or indirectly, requested or agreed to receive or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws. Neither the Company, nor any director, officer, employee or agent of the Company acting on behalf of the Company has offered, nor made, nor promised to make, nor authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to any officer or employee of a Governmental Entity, or to any Person acting in an official capacity for or on behalf of any such Governmental Entity or to any political party or candidate for political office (all of the foregoing individuals being individually and collectively referred to herein as “Officials”) for purposes of (i) influencing any act or decision of any Person, or such Official in his or her official capacity, or (ii) inducing any Person or such Official to do or omit to do any act in violation of the lawful duty of such Person or Official, or (iii) inducing such Person or Official to use his or her influence improperly including with a Governmental Entity to affect or influence any act or decision of such Governmental Entity in order to obtain, retain or direct or assist in obtaining, retaining or directing business to the Company. No officer, director, employee or holder of any financial interest in the Company or any affiliate thereof, is currently an Official. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company with respect to any Anti-Corruption and Anti-Bribery Laws. There are no actions, conditions or circumstances pertaining to the Company’s activities that could reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws. The Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of Anti-Corruption and Anti-Bribery Laws. The Company has in place adequate procedures, methodologies and structures (in accordance with section 7 (2) of the Bribery Act 2010, prevailing governmental guidance and in accordance with good industry practice for the Company’s business sector) to prevent the commission of any criminal offence under the Bribery Act 2010 and the undertaking of conduct that might amount to a breach of the Bribery Act 2010 by the Company or any director, officer, employee, consultant or agent of the Company acting on behalf of the Company.
          (c) To the Company’s Knowledge, no officer or director of the Company has been: (i) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him/her from, or otherwise imposing limits or conditions on his or her engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (iii) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated; or (iv) involved in any other type of legal proceeding that would require the officer or director to disclose such involvement under Item 401(f) of SEC Regulation S-K if the officer or director were subject to such Regulation.
     2.25 Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (b) all outstanding letters of credit issued by financial institutions for the account of the Company, and (c) the name of each person who has a power of attorney to act on behalf of the Company. The Company has heretofore delivered to Parent true, correct and complete copies of each letter of credit and each power of attorney described in Section 2.25 of the Disclosure Schedule.
     2.26 Customers and Suppliers.
          (a) Section 2.26(a) of the Disclosure Schedule sets forth each customer of the Company who accounted for more than 5% of the revenues of the Company for the fiscal year ended February 28, 2011, and who is expected to account for more than 5% of the revenues of the Company for the fiscal year ended February 28, 2012 (collectively, the “Customers”). The Company’s relationships with its Customers are good commercial working relationships. As of the date hereof, since February 28, 2011, no Customer of the Company has canceled or otherwise terminated its relationship with the Company, or has during the last twelve (12) months decreased materially its usage or purchases of the services or products of the Company. As of the date hereof, to the Company’s Knowledge, no Customer has any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially its usage, purchase or distribution of the services or products of the Company.
          (b) Section 2.26(b) of the Disclosure Schedule sets forth a list of all suppliers to which the Company made payments aggregating to $50,000 or more during the fiscal year ended February 28, 2011, or expects to aggregate $50,000 or more during the fiscal year ended February 28, 2012, showing, with respect to each, the name and dollar volume involved. As of the date hereof, since February 28, 2011, no supplier has terminated or materially reduced its business with the Company or materially and adversely modified its relationship therewith.
     2.27 Complete Copies of Materials. The secure website established for the Company in order to facilitate due diligence conducted with respect to the Company by Parent (which is located at https://datasite.merrillcorp.com) to which Parent has been provided access contains true and complete copies of each document included therein (or summaries of same).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUB
     Each of Parent and Sub hereby represents and warrants to the Company that as of the Effective Time, as follows:
     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the Laws of Florida. Sub is newly formed and was formed solely to effectuate the Merger. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.
     3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
     3.3 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities Laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, (iii) the filing of the Articles of Merger with the Department of State of the State of Florida, (iv) the filing of a post-closing notification under the Investment Canada Act, and (v) compliance with the pre-merger notification requirements of the HSR Act, and under the comparable non-U.S. competition Laws the parties reasonably determine apply.
     3.4 No Conflict. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (i) the certificate of incorporation, articles of incorporation, bylaws or similar organizational documents of Parent or Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in Section 3.3 hereof, any material Laws applicable to Parent or Sub or any of their respective properties (whether tangible or intangible) or assets.
     3.5 Capital Resources; Solvency. At the Effective Time, Parent will have sufficient funds, in cash, to pay the Merger Consideration and any other amounts payable by Parent under this Agreement, together with all fees and expenses of Parent incurred in connection with the transactions contemplated by this Agreement, and to effect the transactions contemplated by this Agreement. Parent is not insolvent and consummation of the Merger and the other transactions contemplated by this Agreement will not cause Parent to become insolvent.
     3.6 Litigation. There are no material suits, actions, proceedings, investigations, claims or orders pending, or to Parent’s knowledge, threatened, against either Parent or Sub, nor is either Parent or Sub subject to any judgment, order or decree of any court or Governmental Entity which in either case would seek to prevent any of the transactions contemplated by this Agreement.
     3.7 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
     3.8 Due Diligence. In connection with its investment decision, Parent and/or its representatives have inspected and conducted such reasonable independent review, investigation and analysis (financial and otherwise) of the Company and the Company Subsidiaries as desired by Parent.
     3.9 Interim Operations of Sub.
          (a) Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.
          (b) All of the issued and outstanding equity of Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (c) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation and (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, Sub has not incurred, directly or indirectly, through any of its subsidiaries or affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, set forth on Schedule 4.1 or as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless Parent fails to respond within five (5) calendar days of Parent’s receipt of the Company’s written request for consent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (1) to conduct its business in the ordinary course in substantially the same manner as heretofore conducted, (2) to pay the debts and Taxes of the Company and each Company Subsidiary when due (subject to Section 4.1(h) below), (3) to use its commercially reasonable efforts to pay or perform other obligations when due, (4) to the extent consistent with such business, to use its commercially reasonable efforts to preserve intact the present business organizations of the Company, (5) to use commercially reasonable efforts to keep available the services of the present officers and key employees of the Company and each Company Subsidiary and (6) to use commercially reasonable efforts to preserve the relationships of the Company and each Company Subsidiary with customers and suppliers, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company or any Company Subsidiary that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. In addition to the foregoing, except as expressly contemplated by this Agreement or required by applicable Law, and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, and shall cause each Company Subsidiary not to, without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless Parent fails to respond within five (5) calendar days of Parent’s receipt of the Company’s written request for consent, from and after the date of this Agreement:
          (a) cause or permit any amendments to the articles of incorporation, bylaws or other organizational documents of the Company or any Company Subsidiary;
          (b) incur, or enter into any commitment to incur, expenditures exceeding $100,000 individually or $250,000 in the aggregate (other than in the ordinary course of business consistent with past practice);
          (c) pay, discharge, waive or satisfy, any Indebtedness, other than required principal and interest payments as set forth in Section 4.1(c) of the Disclosure Schedule;

          (d) except in the ordinary course of business consistent with past practice, pay, discharge, waive or satisfy, any third party expense in an amount in excess of $100,000 in any one case, or $350,000 in the aggregate, or any other material claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of a claim, liability, right or obligation, in the ordinary course of business for amounts reflected in or reserved against in the Current Balance Sheet;
          (e) waive or release any material right or claim of the Company, including any write-off or other compromise of any Accounts Receivable in an amount in excess or $10,000 in any one case or $250,000 in the aggregate.
          (f) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company or any Company Subsidiary involving an amount in dispute greater than $100,000;
          (g) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;
          (h) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement with respect to Taxes, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or file any material Tax Return or any amended Tax Return unless a copy of such Tax Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Tax Return, which approval shall not be unreasonably withheld, conditioned or delayed;
          (i) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory other than in the ordinary course of business consistent with past practice;
          (j) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock (for the avoidance of doubt, the Company shall be permitted to accrue dividends on outstanding Company Preferred Stock), or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor);
          (k) Except as set forth in Section 4.1(k) of the Disclosure Schedule, increase the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;
          (l) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for (i) the issuance of Company Capital Stock pursuant to the exercise of outstanding Company Options, Company Preferred Options and Company Warrants and (ii) the issuance of Company Options to new employees as set forth in Section 4.1(l) of the Disclosure Schedule;
          (m) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;
          (n) incur any Indebtedness, guarantee any Indebtedness of any Person, issue or sell any debt securities, or guarantee any debt securities of any Person;
          (o) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets (whether tangible or intangible), including without limitation the sale of any Accounts Receivable, except in the ordinary course of business and consistent with past practices;
          (p) (i) except standard end user licenses or other customer agreements entered into in the ordinary course of business, consistent with past practice, sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property Rights of any Person, (ii) except in the ordinary course of business, consistent with past practice, purchase or license any Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Content & Technology or Intellectual Property Rights of any Person, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) change pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property Rights to the Company, other than in the ordinary course of business, consistent with past practice;
          (q) enter into or amend any agreement pursuant to which any other party is granted development, manufacturing or similar rights of any type or scope with respect to any product, service or technology of the Company;
          (r) enter into or amend any agreement pursuant to which any other party is granted marketing or distribution rights of any type or scope with respect to any product, service or technology of the Company other than in the ordinary course of business consistent with past practice;
          (s) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;
          (t) except as set forth in Section 4.1(t) to the Disclosure Schedule, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Material Contracts, other than in the ordinary course of business on terms no less favorable to the Company in the aggregate;
          (u) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;
          (v) adopt or amend any Company Employee Plan except as contemplated by this Agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except for (i) amendments required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, (ii) payments contemplated in this Agreement, and (iii) payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(v) of the Disclosure Schedule;
          (w) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement with any of the parties listed on Section 4.1(w) of the Disclosure Schedule.
          (x) except as set forth in Section 4.1(x) of the Disclosure Schedule, hire, promote, demote or terminate any Employees, or encourage any Employees to resign from the Company or any Company Subsidiary;
          (y) except in cooperation with Parent or in substantial compliance with guidelines provided by Parent, make any representations or issue any communications (including electronic communications) to Employees regarding any benefits of the transactions contemplated by this Agreement, including any representations regarding offers of employment from Parent or the terms thereof;

          (z) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;
          (aa) cancel, amend or renew any insurance policy; or
          (bb) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(aa) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.
          Parent acknowledges that any action taken with the written consent of Parent pursuant to this Section 4.1 and after written notification by the Company that such action will constitute a breach of a representation or warranty set forth in Article II, or that is disclosed in Section 4.1 of the Disclosure Schedule, in each case that causes any representation and warranty set forth in Article II, as modified by the Disclosure Schedule, to be inaccurate as of the Closing Date, shall be deemed to not be a breach of such representation or warranty, but only to the extent specifically set forth in the written notification provided by the Company.
     4.2 No Solicitation. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company shall not (nor shall the Company permit, as applicable, any of its officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company, or (d) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business), whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the material terms of such offer or proposal, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
     4.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e mail or facsimile to both of the following individuals:
Fred Heller, VP Corporate Strategy & Development
Telephone: (781) 565-5464
Facsimile: (781) 565-5565
E mail address: fred.heller@nuance.com
Garrison R. Smith, Associate General Counsel
Telephone: (781) 565-5277
Facsimile: (781) 565-5562
E mail address: garrison.smith@nuance.com
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Information Statement; Stockholder Approval.
          (a) As soon as practicable after the date hereof, the Company shall use its reasonable best efforts to obtain the Sufficient Stockholder Vote, either at a meeting of the Company’s Stockholders or pursuant to a written stockholder consent, all in accordance with the FBCA and the Charter Documents of the Company. In connection with such meeting of Stockholders or written stockholder consent, the Company shall submit to the Stockholders the Soliciting Materials (as defined below), which shall (i) include a solicitation of the approval of the holders of the Company Capital Stock to this Agreement and the Merger, (ii) specify that adoption of this Agreement shall constitute approval by the Stockholders of this Agreement, the obligations of the Stockholders under this Agreement and the appointment of Cornerstone IV, LLC as Stockholder

Representative, under and as defined in this Agreement, (iii) include a summary of the Merger and this Agreement, and (iv) include a statement that appraisal rights are available for the Company Capital Stock pursuant to the FBCA. Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and approval by Parent prior to distribution, such approval not to be unreasonably withheld or delayed, and shall also include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement, and the transactions contemplated hereby, and the conclusion of the Company’s Board of Directors that the terms and conditions of the Merger are fair and reasonable to the Stockholders.
          (b) If the Company shall seek to obtain the Sufficient Stockholder Vote by way of a meeting of the Stockholders, the Company shall consult with Parent regarding the date of such meeting to approve this Agreement and the Merger (the “Company Stockholders’ Meeting”) and shall not postpone or adjourn (other than for absence of a quorum) the Company Stockholders’ Meeting without the consent of Parent. In the event the Company shall seek to obtain the Sufficient Stockholder Vote by written consent, promptly following receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote, the Company shall deliver notice of the approval of this Agreement and the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of the FBCA and the Company’s Charter Documents (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Stockholders of the Company and that appraisal rights are available for their Company Capital Stock pursuant to the FBCA, and shall promptly inform Parent of the date on which the Stockholder Notice was sent. Notwithstanding the foregoing, the Company shall give Stockholders sufficient notice to the effect that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights in accordance with the FBCA.
     5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and each Company Subsidiary, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company as Parent may reasonably request, and (iii) all employees of the Company and each Company Subsidiary as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Confidentiality Agreement by and between Parent and the Company, dated as of March 10, 2010 (the “Confidential Disclosure Agreement”). In this regard, the Company acknowledges that Parent’s common stock is publicly traded and that any information obtained by Company regarding Parent could be considered to be material non-public information within the meaning of federal and state securities Laws. Accordingly, the Company acknowledges and agrees not to engage in any transactions in the Parent’s common stock in violation of applicable insider trading Laws.
     5.4 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting (excluding any extraordinary audit related fees and expenses (above those incurred for the Company’s 2010 fiscal year-end audit)), financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 5.6 hereof, but excluding any fees and expenses associated with compliance with Section 5.7 hereof) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. Third Party Expenses of the Company and any Company Subsidiary shall also include any bonuses paid or to be paid to employees or consultants of the Company. At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a statement of estimated Third Party Expenses incurred by the Company and each Company Subsidiary in a form reasonably satisfactory to Parent (the “Statement of Expenses”). The Statement of Expenses shall be accompanied by invoices from the Company’s legal, accounting, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses. The amount of any Third Party Expenses reflected on the Statement of Expenses shall be deducted from the Merger Consideration pursuant to Section 1.6(a)(xxxvii). The amount of any Third Party Expenses of the Company or any Company Subsidiary that are not reflected on the Statement of Expenses (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Section 7.2 hereof and shall not be limited by the Threshold Amount (as defined in Section 7.4(a) hereof).
     5.5 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities Laws and the rules of The Nasdaq Stock Market or any other securities exchange on which shares of Parent common stock may be listed. Notwithstanding the foregoing, on a mutually acceptable date, (a) the parties hereto shall release a mutually agreed upon joint press release, and (b) nothing in this Section 5.5 shall prohibit any Stockholder that is a private equity fund from disclosing, in the ordinary course of such Stockholder’s business, the terms of the Merger and this Agreement to any current investor in such Stockholder or its Affiliate that is be required to keep such information confidential.
     5.6 Consents. The Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder in connection with the Merger or for any such Material Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company under such Material Contract from and after the Effective Time. In the event that, prior to the Effective Time, the other parties to any Material Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under Section 5.4 hereof.
     5.7 Financial Statements.
          (a) The Company shall use its commercially reasonable efforts to take such actions, and shall cause its auditors to take such actions as are necessary for the preparation of the Company’s audited balance sheet as of February 28, 2011, and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the “2011 Audited Financials”), and the Company shall request the Company’s auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company’s auditors to deliver, any opinions or consents necessary for Parent to file the 2011 Audited Financials with the SEC. The Company shall use its commercially reasonable efforts to take such actions and cause its auditors to take such actions as are necessary for the preparation or adjustment of the Financials such that the Financials are in accordance with Regulation S-X promulgated under the Exchange Act (“Regulation S-X”) and the Financials meet the requirements for inclusion in a registration statement to be filed with the SEC. The financial statements to be delivered pursuant to this Section 5.7(a) shall be referred to as the “Required Financials.”
          (b) Within thirty (30) days following the last day of each fiscal quarter ending after February 28, 2011, the Company shall deliver, or cause to be delivered, to Parent the unaudited balance sheet as of the last day of such fiscal quarter and as of the last day of the corresponding fiscal quarter from the prior fiscal year, and the related consolidated unaudited statements of income, cash flow, and stockholders’ equity for the three (3) month periods then ended, in each case reviewed by the Company’s independent accountants in accordance with SAS-100, and such quarterly financial statements shall be deemed “Interim Financials” under this Agreement. The Company, prior to the Effective Time, and the Stockholder Representative, on or after the Effective Time, shall request the Company’s auditors to deliver, and shall use commercially reasonable efforts to take such other actions as are necessary to enable the Company’s auditors to deliver, any opinions, consents, comfort letters, or other materials necessary for Parent to file the Financials in a registration statement or other filing made by Parent with the SEC or to comply with the reasonable request of an underwriter in connection with a public offering of Parent’s securities.
          (c) The Required Financials, when delivered, will (i) have been derived from the books and records of the Company, (ii) be true and correct in all material respects and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company at the dates and for the periods indicated in accordance with GAAP and Regulation S-X, except as indicated in the footnotes thereto.
     5.8 Additional Documents and Further Assurances; Reasonable Efforts. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
          (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     5.9 New Employment Arrangements. Parent or the Surviving Corporation will offer certain of the Employees “at will” employment by Parent and/or the Surviving Corporation, to be effective as of the Closing Date, upon proof of a legal right to work in the United States. Such “at will” employment will: (a) be set forth in offer letters on Parent’s standard form (each, an “Offer Letter”), (b) be subject to and in compliance with Parent’s applicable policies and procedures, including, but not limited to, employment background checks and the execution of an employee proprietary information agreement governing employment conduct and performance, (c) have terms, including the position and salary, which will be determined by Parent after consultation with the Company’s management, (d) include, if applicable, a waiver by the Employee of any future equity-based compensation to which such Employee may otherwise have been eligible, (e) supersede any prior express or implied employment agreements, arrangements, representations, or offer letters in effect prior to the Closing Date, and (f) include agreements providing for non-competition with the business of the Company, Parent and the Surviving Corporation, non-solicitation of the customers and employees of the Company, Parent and the Surviving Corporation following the termination of such employee, arbitration and release of claims. Each employee of the Company or any Company Subsidiary who remains an employee of Parent, the Surviving Corporation or a Company Subsidiary after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Continuing Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies. Continuing Employees shall execute an Offer Letter and an Employee Proprietary Information, Inventions and Non-Competition Agreement.
     5.10 Termination of 401(k) Plan. If requested in writing by Parent no later than ten (10) days prior to the Closing Date, the Company shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (a “Company 401(k) Plan”). The Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to reasonable review and approval of Parent.
     5.11 Section 280G. The Company shall submit to the Stockholders for approval (in a manner reasonably satisfactory to Parent), by such number of stockholders of the Company as is required by Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Parent, which approval shall not be unreasonably withheld), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent that (A) a vote of the stockholders of the Company was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”), or (B) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the stockholder vote.
     5.12 Reasonable Efforts; Regulatory Filings.
          (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, subject to Section 5.6, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
          (b) As soon as may be reasonably practicable, the Company and Parent each shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control Laws of any applicable jurisdiction, as reasonably agreed by the parties to be required. The Company and Parent each shall promptly supply the other with any information which may be required in order to effectuate such filings; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.
     5.13 Notification of Certain Matters. Each of the Company on the one hand, and Parent on the other hand, shall give prompt notice to the other of: (a) the occurrence or non-occurrence of any event, the occurrence or non- occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time, and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.13 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by a party pursuant to this Section 5.13 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.
     5.14 Indemnification of Directors and Officers. Each of Parent and the Sub agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each officer and director of the Company (each, a “Covered Person”) provided for in Charter Documents shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim
          (a) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect.
          (b) The obligations under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any Covered Person to whom this Section 5.14 applies without the consent of such affected Covered Person (it being expressly agreed that the Covered Persons to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14 and shall be entitled to enforce the covenants contained herein).

ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
          (c) Stockholder Approval. Stockholders constituting the Sufficient Stockholder Vote shall have approved this Agreement, the Merger and the transactions contemplated hereby, including the appointment of the Stockholder Representative.
          (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
     6.2 Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (it being understood and agreed that, for the purposes of determining whether this condition has been satisfied with respect to the representation and warranty set forth in Section 2.14(n) hereof, Company Material Adverse Effect shall be deemed to include a Parent Material Adverse Effect), and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.
          (b) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) set forth in Section 6.2(b) of the Disclosure Schedule shall have been timely obtained.
          (c) Company Board Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been approved by the Board of Directors of the Company, which approval shall not have been modified or revoked.
          (d) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Material Contract set forth in Section 6.2(d) of the Disclosure Schedule.
          (e) Payoff Letters; Release of Liens. Parent shall have received from the Company payoff letters in a form and substance reasonably satisfactory to Parent with respect to any and all Company Debt. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 6.2(e) to this Agreement.
          (f) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit F.
          (g) Certificate of the Company. The Company shall deliver to Parent a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which represents that the conditions to the obligations of Parent and Sub set forth in this Section 6.2 have been satisfied in full (unless otherwise waived in accordance with the terms hereof).
          (h) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.
          (i) Termination of 401(k) Plans. If so requested by Parent, Parent shall have received from the Company evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company or the ERISA

Affiliate, as the case may be, (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date.
          (j) Financial Statements. Parent shall have received: (i) the Required Financials and (ii) a letter from the Company’s auditors to the effect that they know of no reason why they would not deliver consent to file the Required Financials with the SEC or incorporate the Required Financials into a Registration Statement or deliver a comfort letter, if requested, to an underwriter in connection with a public offering of Parent’s securities; provided, however, that this condition shall be deemed automatically waived by Parent and Sub on the 90th day following the date of this Agreement.
          (k) Employees. All of the persons listed on Schedule 6.2(k)(i) to this Agreement (i) shall have signed an Offer Letter accepting “at-will” employment (or an independent contractor relationship, as applicable) with Parent or the Surviving Corporation on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time, (ii) shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time, and (iii) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Company following the Effective Time. All of the persons listed on Schedule 6.2(k)(ii) to this Agreement shall still be employees of the Company and performing their usual and customary duties for the Company immediately before the Effective Time.
          (l) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent, the Sub or the Company, their respective properties or any of their respective officers or directors challenging the Merger or the other transactions contemplated by the terms of this Agreement.
     6.3 Conditions to Obligations of the Company. The obligations of the Company and each of the Stockholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement (disregarding for this purpose all exceptions in those representations and warranties relating to materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

          (b) Certificate of Parent. Company shall have received a certificate, validly executed on behalf of Parent by a Vice President for and on its behalf to the effect that, as of the Closing the conditions set forth in Section 6.3 hereof have been satisfied.
ARTICLE VII
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
     7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement shall survive until 11:59 p.m. (EST) on the eighteen (18) month anniversary of the Closing Date (the “Survival Date”), provided, however, that the representations and warranties of the Company contained in Section 2.2 and Section 2.11 hereof shall survive until the expiration of the applicable statute of limitations, and provided further, however, that if, at any time prior to 11:59 p.m. (EST) on the Survival Date, an Officer’s Certificate (as defined in Section 7.4(b)) is delivered alleging Losses and a claim for recovery under Section 7.4(b), then the claim asserted in such notice shall survive the Survival Date until such claim is fully and finally resolved. The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing, provided, however, that the representations and warranties of Parent and the Sub contained in Section 3.2 and Section 3.5 hereof shall terminate on the Survival Date. All covenants contained in this Agreement shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.
     7.2 Indemnification. The Escrow Participants agree severally, but not jointly, to indemnify and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, Taxes, deficiencies, costs and expenses, including reasonable accounting and auditors’ fees, reasonable attorneys’ fees and expenses of investigation and defense, but excluding punitive, special, consequential or any multiple of damages (unless Parent has paid, or is obligated to pay, such damages in connection with a Third Party Claim) or diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of, or with respect to or in connection with (a) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by or on behalf of the Company pursuant to this Agreement or, in the case of a Third Party Claim any allegation that, if true, would constitute such a breach or inaccuracy, (b) any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement, (c) the amount of any Excess Third Party Expenses, (d) the amount of any Dissenting Share Payments, (e) any and all Company Debt, to the extent such Company Debt exceeds the amount of Company Debt deducted from the Merger Consideration pursuant to Section 1.6(a)(xxxvii) (“Excess Company Debt”). The Escrow

Participants shall not have any right of contribution from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party. For all purposes of this Section 7.2, any Loss of any Indemnified Party shall be net of (A) any insurance proceeds or other recoveries actually received by the Indemnified Party in connection with the facts giving rise to the right of indemnification (after accounting for any and all costs incurred to collect such insurance or other recoveries), and (B) any specific reserves or allowances that were included in the Required Financials; provided, however, that in no circumstance shall an Indemnified Party be required to pursue proceeds under any insurance policies it maintains or any other recoveries that may be available to such Indemnified Party from third parties.
     7.3 Escrow Arrangements.
          (a) Indemnification Escrow Fund. Promptly after the Effective Time, Parent shall deposit with the Indemnification Escrow Agent the Indemnification Escrow Amount out of Merger Consideration otherwise deliverable to the Escrow Participants pursuant to Section 1.6 hereof and shall confirm such deposit in writing with the Indemnification Escrow Agent, which notice shall confirm the Closing Date. Such deposit of the Indemnification Escrow Amount shall constitute an escrow fund (the “Indemnification Escrow Fund”) to be governed solely by the terms set forth herein. The cash comprising the Indemnification Escrow Fund shall be deposited by Parent with respect to each Escrow Participant without any act by them, in accordance with their respective Pro Rata Portions of the Indemnification Escrow Amount. The Indemnification Escrow Fund shall be partial security for the indemnity obligations provided for in Section 7.2 hereof. The Indemnification Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. On or before the Closing Date the Company shall provide Parent with the maximum potential amounts payable to the Escrow Participants from the Indemnification Escrow Fund. The Indemnification Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. Interests in the Indemnification Escrow Fund shall be non-transferable.
          (b) Indemnification Escrow Period; Distribution upon Termination of Indemnification Escrow Period. Subject to the following requirements, the Indemnification Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m. (EST) on the Survival Date (the “Indemnification Escrow Period”); provided, however, that the Indemnification Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is or may be necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate delivered to the Indemnification Escrow Agent and the Stockholder Representative prior to 11:59 p.m. (EST) on the Survival Date. As soon as the Indemnification Escrow Agent receives written notice that any such claims have been resolved in accordance with Section 7.4(d), the Indemnification Escrow Agent shall deliver the remaining portion of the Indemnification Escrow Fund not required to satisfy such claims to the Escrow Participants. Deliveries of amounts out of the Indemnification Escrow Fund to the Escrow Participants pursuant to this Section 7.3(b) shall be made in proportion to their respective Pro Rata Portions of the remaining Indemnification Escrow Fund, with the amount of cash delivered to each Escrow Participant rounded down to the nearest cent. Notwithstanding anything to the contrary herein, promptly following the date on which (x) the Required Financials have been delivered to Parent by the Company and (y) the tax matters set forth on Schedule 7.3(b) hereto have been resolved to the reasonable satisfaction of Parent, as certified to the Escrow Agent in writing (the “Early Release Date”), the Escrow Agent shall distribute to the Escrow Participants in accordance with their respective Pro Rata Portions, an aggregate amount equal to (i) fifty percent (50%) of the Escrow Amount minus (ii) the sum of (A) any amounts paid by the Escrow Agent to Parent from the Escrow Fund on or prior to the Early Release Date pursuant to this Section 7.3, and (B) an amount sufficient to cover all outstanding and unpaid indemnification claims that are subject to Officer’s Certificates delivered to the Escrow Agent and the Stockholder Representative in accordance with the terms hereof on or before 11:59 p.m. (ET) on the Early Release Date (whether disputed or undisputed). Immediately following the Early Release Date, the Survival Date shall become the first anniversary of the Effective Time. Any distribution of all or a portion of the cash in the Indemnification Escrow Fund to the Escrow Participants shall be made by delivery of payment by check to each such Escrow Participant equal to the amount of cash being distributed, allocated among the Escrow Participants based on their Pro Rata Portion of the Indemnification Escrow Amount, and mailed by first class mail to such Escrow Participants’ address as set forth on the schedule delivered to the Indemnification Escrow Agent at Closing (or to such other address as any such Escrow Participant may have previously instructed the Indemnification Escrow Agent in writing). Any distribution of all or a portion of the cash in the Indemnification Escrow Fund to Escrow Participants who are Optionholders on the schedule delivered to the Indemnification Escrow Agent at Closing shall be made by remitting such payment to Parent, and Parent shall pay such amounts to the respective Optionholders less any required federal and state withholding taxes, which Parent shall cause to be paid to the applicable taxing authorities and which shall be treated for all other purposes under this Agreement as distributed to the Optionholders. The Indemnification Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Parent in connection with the foregoing. The parties hereto agree that, for tax reporting purposes, any distribution from the Indemnification Escrow Fund to the Escrow Participants shall be reportable on Internal Revenue Service Form 1099B for the tax year in which the distribution is made. Notwithstanding the foregoing, distributions made to the Parent on behalf of Optionholders shall be treated as returned to the Company and shall not be reported by the Indemnification Escrow Agent.
          (c) Protection of the Indemnification Escrow Fund.
               (i) The Indemnification Escrow Agent shall hold and safeguard the Indemnification Escrow Fund during the Indemnification Escrow Period and shall hold and dispose of the Indemnification Escrow Fund only in accordance with the terms of this Section 7.3(c).
               (ii) The Indemnification Escrow Fund shall be invested in the Indemnification Escrow Agent’s Money Market Insured Savings Account (the “Money Market Account”) and as described in Exhibit G hereto, and any interest paid on such cash shall be added to the Indemnification Escrow Fund and shall be a part thereof. The Indemnification Escrow Agent shall have no liability for any investment losses suffered absent gross negligence or willful misconduct. The parties hereto agree that Parent is the owner of the cash in the Indemnification Escrow Fund and that all interest on or other taxable income, if any, earned from the investment of such cash in the Indemnification Escrow Fund pursuant to this Agreement shall be treated for tax purposes as earned by Parent.
               (iii) The parties hereto agree to provide the Indemnification Escrow Agent, and the Stockholder Representative agrees to cause the Escrow Participants to provide, with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Indemnification Escrow Agent, immediately upon completion of the Closing.
     7.4 Indemnification Claims.
          (a) Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 7.4(a), an Indemnified Party may not recover any Losses under Section 7.2(a) unless and until one or more Officer’s Certificates (as defined below) identifying such Losses under Section 7.2(a) in excess of $1,570,000 in the aggregate (the “Threshold Amount”) has or have been delivered to the Stockholder Representative and the Indemnification Escrow Agent as provided in Section 7.4(b) hereof, in which case the Indemnified Parties shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (b), (c), (d), and (e) of Section 7.2 hereof, and (B) Losses resulting from any breach of a representation or warranty contained in Section 2.2 or Section 2.11 hereof.
          (b) Claims for Indemnification. In order to seek indemnification under Section 7.2, Parent shall deliver an Officer’s Certificate to the Stockholder Representative and the Indemnification Escrow Agent at any time on or before 11:59 p.m. (EST) on the Survival Date; provided, however, Parent may seek indemnification for a breach of a representation and warranty of the Company contained in Section 2.2 and Section 2.11 hereof following the expiration of the Indemnification Escrow Period by delivering an Officer’s Certificate to the Stockholder Representative on or before the expiration of the applicable statute of limitations. Unless the Stockholder Representative shall have delivered an Objection Notice pursuant to Section 7.4(c) hereof, the Indemnification Escrow Agent shall promptly, and in no event later than the thirty-first (31st) day after its receipt of the Officer’s Certificate, deliver to the Indemnified Party from the Indemnification Escrow Fund an amount equal to the Loss set forth in such Officer’s Certificate. Any payment from the Indemnification Escrow Fund to Indemnified Parties shall be made in cash, and shall be deemed to have been made pro rata amongst the Escrow Participants based on their respective Pro Rata Portions of the Indemnification Escrow Amount. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (1) stating that an

Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.
          (c) Objections to Claims for Indemnification. No payment shall be made under Section 7.4(b) if the Stockholder Representative shall object to the claim made in the Officer’s Certificate in a written statement labeled “Objection Notice” (an “Objection Notice”), and such Objection Notice shall have been delivered to Parent and the Indemnification Escrow Agent prior to 11:59 p.m. (EST) on the thirtieth (30th) day after its receipt of the Officer’s Certificate. Notwithstanding the foregoing, the Stockholder Representative and the Escrow Participants hereby waive the right to object to any claims in respect of any Agreed-Upon Loss (as defined in Section 7.4(d)(iii) hereof). If the Stockholder Representative does not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by the Stockholder Representative that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 7.4(b).
          (d) Resolution of Conflicts.
               (i) In case the Stockholder Representative delivers an Objection Notice in accordance with Section 7.4(c) (other than Agreed-Upon Losses as defined in Section 7.4(d)(iii) hereof), the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, and such claim involves a claim against the Indemnification Escrow Fund, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Indemnification Escrow Agent. The Indemnification Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Indemnification Escrow Fund in accordance with the terms thereof.
               (ii) At any time following delivery of an Objection Notice by the Stockholder Representative to Parent or in the event of any dispute arising pursuant to Article VII hereof, either Parent, on the one hand, or the Stockholder Representative, on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law.
               (iii) This Section 7.4(d) shall not apply to claims made in respect of (A) any Dissenting Share Payments (as defined in Section 1.7(c)), (B) any Excess Third Party Expenses, (C) any Excess Company Debt, or (D) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.4(f) hereof (each, an “Agreed-Upon Loss”). Claims against the Indemnification Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.4(b) above.

          (e) Third-Party Claims. In the event Parent becomes aware of a third party claim (a “Third Party Claim”) which Parent reasonably believes may result in a demand for indemnification pursuant to this Article VII, Parent shall notify the Indemnification Escrow Agent (if the Third Party Claim is made by Parent prior to the release of the Indemnification Escrow Fund) and the Stockholder Representative in writing of such claim. If the Third Party Claim may result in a claim against the Indemnification Escrow Fund, the Stockholder Representative on behalf of the Escrow Participants, shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim; provided, however, that the Escrow Participants agree and consent, as a condition of such entitlement of participation, that Parent’s legal counsel in the Third Party Claim shall not be precluded from representing Parent as against the Escrow Participants in the event that the Escrow Participants dispute the fact or amount of the Parent’s claim of a Loss related to such matter. Parent shall have the right in its sole discretion to conduct the defense of any such claim; provided, however, that Parent shall not consent to any settlement that would require indemnification by the Escrow Participants or the Stockholders without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld. In the event that the Stockholder Representative has consented to any such settlement, the Escrow Participants shall have no power or authority to object to the amount of any Third Party Claim by Parent. Notwithstanding anything in this Agreement to the contrary, this Section 7.4(e) shall not apply to any third party claim that is the subject of an Agreed-Upon Loss.
          (f) Indemnification Escrow Agent’s Duties.
               (i) The Indemnification Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Indemnification Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Stockholder Representative and are not inconsistent with the terms of this Agreement, or, in the reasonable opinion of Indemnification Escrow Agent, will not result in additional obligations or liabilities to the Indemnification Escrow Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Indemnification Escrow Agent’s duties hereunder are ministerial in nature and shall not be deemed fiduciary. The Indemnification Escrow Agent shall not be liable for any act done or omitted hereunder as Indemnification Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.
               (ii) The Indemnification Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Indemnification Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Indemnification Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.
               (iii) The Indemnification Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.
               (iv) The Indemnification Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Indemnification Escrow Agent.
               (v) In performing any duties under this Agreement, the Indemnification Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Indemnification Escrow Agent. The Indemnification Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Indemnification Escrow Agent shall in good faith believe to be genuine, nor will the Indemnification Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Indemnification Escrow Agent may consult with legal counsel in connection with performing the Indemnification Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Indemnification Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.
               (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Indemnification Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Indemnification Escrow Agent may hold all documents and the Indemnification Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Indemnification Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Indemnification Escrow Agent will not be liable for damages. Furthermore, the Indemnification Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Indemnification Escrow Agent is authorized to deposit with the clerk of the court all documents and the Indemnification Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Indemnification Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Escrow Participants in proportion to their respective Pro Rata Portions of the remaining Indemnification Escrow Amount directly from the Indemnification Escrow

Fund. Upon initiating such action, the Indemnification Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.
               (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Indemnification Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Indemnification Escrow Agent or incurred by Indemnification Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Indemnification Escrow Agent (the “Agent Indemnification Expenses”). As between Parent on the one hand and the Indemnifying Parties on the other, payment of Agent Indemnification Expenses are to be paid as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Escrow Participants in proportion to their respective Pro Rata Portions of the remaining Indemnification Escrow Amount directly from the Indemnification Escrow Fund; provided, however, that in the event the Escrow Participants’ portion of the Agent Indemnification Expenses cannot be satisfied from the Indemnification Escrow Fund in full, the parties agree that Parent shall pay the shortfall of such Escrow Participants’ portion of the Agent Indemnification Expenses, and shall be entitled to recover such amount from each Escrow Participant equal to such Escrow Participant’s Pro Rata Portion of such amount without regard to any caps or other limits herein.
               (viii) The Indemnification Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to Parent and the Stockholder Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Stockholder Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Indemnification Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of New York or appeal to a court of competent jurisdiction to appoint a successor escrow agent and shall remain the escrow agent until such order is received. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Indemnification Escrow Agent shall be discharged from any further duties and liability under this Agreement.
               (ix) The Indemnification Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, or in carrying out any sale of the Indemnification Escrow Fund permitted by this Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or such affiliate is acting as a subagent of the Indemnification Escrow Agent or for any third person or dealing as principal for its own account.

               (x) Notwithstanding anything to the contrary, any provision seeking to limit the liability of the Indemnification Escrow Agent shall not be applicable in the event such liability arises from the gross negligence or willful misconduct of the Indemnification Escrow Agent.
               (xi) Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Indemnification Escrow Agent be required or obligated to distribute any of the Indemnification Escrow Fund (or take other action that may be called for hereunder to be taken by the Indemnification Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.
               (xii) The Indemnification Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.
          (g) Fees. All fees (including attorney’s fees) of the Indemnification Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Indemnification Escrow Agent previously delivered to Parent. It is understood that the fees and usual charges agreed upon for services of the Indemnification Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Indemnification Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Indemnification Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Indemnification Escrow Fund or its subject matter, the Indemnification Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all out of pocket costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.
          (h) Successor Escrow Agents. Any corporation or other entity into which the Indemnification Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Indemnification Escrow Agent in its individual capacity shall be a party, or any corporation or other entity to which substantially all the corporate trust business of the Indemnification Escrow Agent in its individual capacity may be transferred, shall be the Indemnification Escrow Agent under this Agreement without further act.
          (i) Customer Identification Program. Each of the parties acknowledge receipt of the notice set forth on Exhibit H attached hereto and made part hereof and that information may be requested to verify their identities.

     7.5 Stockholder Representative.
          (a) By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Cornerstone IV, LLC as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Escrow Participants to take all actions under this Agreement that are to be taken by the Stockholder Representative, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant to this Article VII, to give and receive notices and communications, to authorize payment to any Indemnified Party from the Indemnification Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Escrow Participant or by any such Escrow Participant against any Indemnified Party or any dispute between any Indemnified Party and any such Escrow Participant, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of at least a two-thirds interest of the Indemnification Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Indemnification Escrow Fund. In the event a vacancy in the position of Stockholder Representative exists for fifteen (15) or more days, Parent shall have the right to petition a court of competent jurisdiction to appoint a replacement Stockholder Representative. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Escrow Participants.
          (b) The Stockholder Representative represents and warrants to the Indemnification Escrow Agent that it has the irrevocable right, power and authority (i) to enter into and perform this Agreement and to bind each of the Escrow Participants to its terms, (ii) to give and receive directions and notices hereunder and (iii) to make all determinations that may be required or that it deems appropriate under this Agreement.
          (c) Until notified in writing by the Stockholder Representative that it has resigned, or that it has been removed by at least two-thirds in interest of the Indemnification Escrow Fund, the Indemnification Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Stockholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Indemnification Escrow Fund filed with the Indemnification Escrow Agent.

          (d) The Company, the Escrow Participants and the Stockholders each hereby authorize the Stockholder Representative to:
               (i) Receive all notices or documents given or to be given to the Escrow Participants or the Stockholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;
               (ii) Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Stockholder Representative may in its sole discretion deem appropriate;
               (iii) use the Stockholder Representative Escrow Fund as a reserve against the payment of expenses incurred in its capacity as the Stockholder Representative; and
               (iv) Take such action as the Stockholder Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or Sub contained in this Agreement or in any document delivered by Parent or Sub pursuant hereto; (B) taking such other action as the Stockholder Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Stockholder Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article VII and any waiver of any obligation of Parent or the Surviving Corporation.
          (e) The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Escrow Participants shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”). A decision, act, consent or instruction of the Stockholder Representative, including but not limited to an amendment, extension or waiver of this Agreement, shall constitute a decision of the Escrow Participants and shall be final, binding and conclusive upon the Escrow Participants; and the Indemnification Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Escrow Participants. The Indemnification Escrow Agent and Parent are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Stockholder Representative.

     7.6 Maximum Payments; Remedy.
          (a) Except as set forth in Section 7.6(b) and Section 7.6(c) hereof, the maximum amount an Indemnified Party may recover from an Escrow Participant individually pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to the amounts held in the Indemnification Escrow Fund with respect to such Escrow Participant.
          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud, willful or intentional breaches of representations and warranties or willful and intentional breaches of covenants on the part of such party (it is agreed and understood that the Survival Date and the Threshold Amount shall not apply in respect of any such Losses).
          (c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of the Escrow Participants in respect of Losses arising out of a breach of Section 2.2(a) resulting from either (x) the inaccuracy of the ownership of Company Capital Stock or securities convertible into or exercisable for Company Capital Stock by a Stockholder, (y) a person claiming ownership of Company Capital Stock or securities convertible into or exercisable for Company Capital Stock transferred to such person from a Stockholder or issued to such person by the Company and not reflected in Section 2.2(a) of the Disclosure Schedule, or (z) the inaccuracy of the capitalization of the Company as set forth in Section 2.2(a)(i) of the Disclosure Schedule.
          (d) Any liability beyond the Indemnification Escrow Fund pursuant to Section 7.6(b) and Section 7.6(c) hereof shall be borne by the Escrow Participants severally, and not jointly, up to the amount of Merger Consideration received by each such Escrow Participant.
     7.7 Purchase Price Adjustment. Amounts paid to or on behalf of any person as indemnification under this Agreement shall be treated as adjustments to the Merger Consideration.
     7.8 Sole Remedy. Following the Closing, the parties agree that, except for the availability of injunctive or other equitable relief and claims relating to fraud, intentional or willful misrepresentation or willful breach, the rights to indemnification under this Article VII shall be the sole remedy that any Indemnified Party will have in connection with the transactions under this Agreement. Nothing herein shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Merger does not close.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
     8.1 Termination. Except as provided in this Section 8.1 and Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

          (a) by unanimous agreement of the Company and Parent;
          (b) by Parent or the Company if the Closing Date shall not have occurred by December 31, 2013; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
          (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;
          (d) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;
          (e) by Parent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of the Company or the Stockholders contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company and the Stockholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or
          (f) by the Company if none of the Company or the Stockholders is in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.
     8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3, 5.4 and 5.5 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

     8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Stockholders, the Optionholders and the Warrantholders agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders , the Optionholders and the Warrantholders whether or not they have signed such amendment.
     8.4 Extension; Waiver. Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Stockholders, the Optionholders and the Warrantholders agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders, the Optionholders and the Warrantholders whether or not they have signed such extension or waiver.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:
(a)	if to Parent or Sub, to:

Nuance Communications, Inc. 1 Wayside Road Burlington, MA 01803 Attention: Senior Vice President Corporate Development Facsimile No.: (781) 565-5001

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation 1700 K Street N.W., Fifth Floor Washington, D.C. 20006

Attention: Robert Sanchez, Esq. Facsimile No.: (202) 973-8899

(b)	if to the Company or the Stockholder Representative, to:

Equitrac Corporation 1000 South Pine Island Road Suite 900 Plantation, FL 33324 Attention: Mike Rich Facsimile No: (954) 475-7295

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A. 401 East Las Olas Boulevard Suite 2000 Fort Lauderdale, FL 33301 Attention: Kara MacCullough Tel: (954) 768-8255 Fax: (954) 765-1477 Email: MacCulloughk@gtlaw.com

(c)	if to the Indemnification Escrow Agent, to:

U.S. Bank National Association Corporate Trust Services 225 Asylum Street, 23rd Floor Hartford, CT 06103 Attn: Art Blakeslee Ref: Nuance/Ellipse Escrow Tel: (860) 241-6859 Fax: (866) 350-2126
               Notwithstanding the foregoing, notices addressed to the Indemnification Escrow Agent shall be effective only upon receipt. If any notice or document is required to be delivered to the Indemnification Escrow Agent and any other person, the Indemnification Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Indemnification Escrow Agent.
     9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     9.4 Entire Agreement; Assignment. This Agreement, the Related Agreements, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of the parties hereto, other than by Parent in connection with a Parent change of control.
     9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.6 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.7 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the

Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     9.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     9.10 Third Party Beneficiaries. Except for the provisions of Article VII relating to the Indemnified Parties and the Escrow Participants, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
     9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
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     IN WITNESS WHEREOF, Parent, Sub, the Company, the Stockholder Representative and the Indemnification Escrow Agent have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

NUANCE COMMUNICATIONS, INC.
By:	/s/ Michael Rich
Name:	Michael Rich
Title:	President and Chief Executive Officer

EQUITRAC CORPORATION
By:	/s/ Paul Ricci
Name:	Paul Ricci
Title:	Chief Executive Officer

ELLIPSE ACQUISITION CORPORATION
By:	/s/ Paul Ricci
Name:	Paul Ricci
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE Cornerstone IV, LLC, as stockholder representative

/s/ Mark Rossi
Name:	Mark Rossi
Title:	Senior Managing Director

U.S. BANK NATIONAL ASSOCIATION, as Indemnification Escrow Agent:
By: /s/ Arthur Blakeslee
Name:	Arthur Blakeslee
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]